------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------|
| F  O  R  M   3 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: December 31, 2001|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|                                        |  (Month/Day/Year)     |  UnitedGlobalCom, Inc. (UCOMA)                                  |
|     The MLS Family Partnership         |                       |  fka UnitedGlobalCom, Inc.                                      |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|     01/30/02          |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|                                        |                       |                                       |                         |
|                                        |-----------------------|   Director           X 10% Owner      |                         |
| 4643 South Ulster Street, Suite 1300   |3.IRS Identification   |---                  ---               |-------------------------|
|----------------------------------------|  Number of Reporting  |                                       |7.Individual or Joint/   |
|      (Street)                          |  Person, if an entity |   Officer (give         Other         |  Group Filing           |
|                                        |  (voluntary)          |---        title     --- (specify      |  (Check Applicable Line)|
|                                        |                       |           below)        below)        | X  Form filed by One    |
|                                        |                       |                                       |--- Reporting Person     |
|                                        |                       |                                       |    Form filed by More   |
|                                        |                       |                                       |    than One Reporting   |
|      Denver         Colorado    80237  |                       | ------------------------------------- |--- Person               |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-97)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 3 (continued)                            TABLE II - Derivative Securities Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Class B Common     |   Immed.     |     n/a      | Class A Common    |    410,000(1)    |    1 for 1        | D   |               |
|Stock              |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
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Explanation of Responses:
(1) The Reporting Person is a party to a Founders Agreement.  The securities reported herein do not include securities beneficially owned by other parties to said Agreement.  The Reporting Person disclaims any beneficial ownership of such other parties'
    securities and this Report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose.
                                                                                 The MLS Family Partnership LLLP
                                                                                 By: The Nicole Schneider, Trust,
                                                                                 General Partner

**Intentional misstatements or omissions of facts constitute Federal             /s/ Gene W. Schneider              January 30, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                --------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.      By Gene W. Schneider, Trustee &
      If space provided is insufficient, see Instruction 6 for procedure.           Attorney-in-Fact                 SEC 1473 (7-97)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                                                                                                                      PAGE:  2 OF  2

                         DELEGATION OF POWERS OF TRUSTEE

                        UNDER THE NICOLE SCHNEIDER TRUST
                               Dated June 23, 2000



     Pursuant to Article 5.04 "Delegation of Powers" of The Nicole Schneider Trust (the "Trust"), we the undersigned Trustees of the Trust authorize Gene W. Schneider, in his capacity as Trustee, to execute all documents pertaining to any filings required by the Securities and Exchange Commission on behalf of The MLS Family Partnership LLLP (the "Partnership") to which the Trust is the General Partner. The sole signature of Gene W. Schneider, as Trustee, of the Trust, which is in turn the General Partner of the Partnership, shall bind the Partnership for this purpose.



Dated June 23, 2000                           /s/ Gene W. Schneider
                                              ----------------------------------
                                              Gene W. Schneider, Trustee


Dated June 23, 2000                           /s/ John F. Riordan
                                              ----------------------------------
                                              John F. Riordan, Trustee